EXHIBIT 10.1

EXECUTION VERSION

PROMISSORY NOTE

Initial Principal Sum: $1,760,000
Maximum Principal Sum: $10,000,000
July 30, 2008

FOR VALUE RECEIVED, Zap, a California corporation (“Maker”), promises to pay to the order of Al Yousuf LLC (together with any subsequent holder of this Promissory Note (this “Note”), and their respective successors and assigns, “Holder”) at such address as Holder may from time to time designate in writing, the principal sum outstanding from time to time hereunder as provided below in paragraph 2 (the “Debt”) together with interest thereon and all other sums due and payable under any Loan Document; such principal and other sums to be calculated and payable as provided in this Note. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in Exhibit A, attached hereto.

Maker agrees to pay the principal sum of this Note together with interest thereon and/or all other sums due and payable under any Loan Document in accordance with the following terms and conditions:

1.  Interest Rate. Interest shall accrue daily on the Debt at a rate per annum equal to the greater of (i) One-Month LIBOR plus 3% per annum and (ii) eight percent (8.00%) per annum (the “Interest Rate”), commencing on the date of this Note; provided, however, that upon the occurrence of an Event of Default the Interest Rate shall increase as described in paragraph 4 hereof. Interest shall be computed on the actual number of days elapsed based on a 360 day year.

2.  Principal. The initial outstanding principal sum of the Debt shall be equal to one million, seven hundred sixty thousand dollars ($1,760,000), which amount shall be released from escrow and delivered to Maker in accordance with the escrow instructions delivered by the Holder to the escrow agent, Fidelity National Title Company . Maker may request additional advances of the principal sum of the Debt evidenced by this Note (each, an “Advance”) from time to time by submitting to Holder a written request signed by a duly authorized representative of the Maker (each, a “Request for Advance”). Advances shall be for the purposes of (x) the purchase of inventory from June 1, 2008 consistent with the currently applicable budget approved by the board of directors of Maker (“Maker’s Budget”) (such Advances, “Inventory Advances”) or (y) general working capital to be used consistent with Maker’s Budget (such Advances, “Working Capital Advances”). Each Request for Advance shall include a written statement certified by a duly authorized representative of the Maker (each, a “Certificate”) describing in reasonable detail how the Advance will be used either for purchases of inventory or as general working capital, in either case consistent with Maker’s Budget. Holder shall be obligated to make an Advance within twelve (12) calendar days of the receipt of a Request for

Advance and corresponding Certificate if (i) the amount of the requested Advance is not less than fifty thousand dollars ($50,000), (ii) the total of all such Advances (including the amount of the proposed Advance) and the initial outstanding principal sum does not exceed ten million dollars ($10,000,000), (iii) no Event of Default has occurred, (iv) no material adverse change occurs in the Maker’s assets, liabilities, financial position or business, (v) the date of the request is on or before July 30, 2009, and (vi) Maker shall have provided to Holder any additional deliverables reasonably required by Holder.

3. Payments. Maker shall make the following payments to Holder:

(a) On August 30, 2008 and on the same calendar day of each calendar month (or, in the case of the month of February, on the last day of the month) (each, a “Payment Date”) through and including the Payment Date occurring in February 2010, Maker shall pay to Holder a monthly payment of interest only equal to the sum of, for each day in the Interest Accrual Period ending on the calendar day preceding such Payment Date, the product of (x) the aggregate outstanding principal sum of the Debt on such day, (y) the Interest Rate on such day and (z) 1/3 60.

(b) Subject to paragraph (d) below, with respect to each Inventory Advance made hereunder, the Maker shall make a payment to Holder of the outstanding principal sum of such Advance on the date which occurs four (4) months from the making of such Advance; provided, that the date of such payment may be extended at the request of the Maker if the Holder provides its prior written consent thereto, which consent shall be delivered or withheld in the Holder’s sole discretion.

(c) Subject to paragraph (d) below, with respect to each Working Capital Advance made hereunder, on the date which occurs six (6) months after the making of such Advance, the Maker shall make a payment to Holder of the outstanding principal sum of such Advance.

(d) On the Maturity Date, Maker shall pay to Holder a payment in an amount equal to the sum of (i) interest accrued on the Debt during the Interest Accrual Period ending on the calendar day preceding the Maturity Date (as determined above in paragraph (a)) and (ii) the aggregate outstanding principal sum of the Debt.

(e) The Debt shall be prepayable in whole or in part by the Maker at its option without penalty upon its providing 30 days written notice to Holder of its election to do so.

4. Gross-up. In addition, Maker agrees to the following:

(a) Subject to clause (b) below, all payments by the Maker to the Holder hereunder shall be made in U.S. Dollars and without set-off or counterclaim, fully grossed up for the amount of any taxes, levies or imposts imposed by any U.S. Governmental Authority to the extent not explicitly excluded herein. The Maker’s obligations hereunder shall not be satisfied by any tender or recovery of another currency except to the extent such tender or recovery results in receipt of the full amount of U.S. Dollars.

(b) Except to the extent required by applicable law, any and all payments and deposits required to be made hereunder, under any other Loan Document or under any instrument delivered hereunder or thereunder to the Holder or otherwise hereunder or thereunder by the Maker shall be made free and clear of, and without deduction for, any and all present or future Taxes or any other taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (other than any such Excluded Taxes). If the Maker shall be required by law to make any such deduction, (i) the Maker shall make an additional payment to the Holder, in an amount sufficient such that, after making all required deductions (including deductions applicable to additional sums payable under this Section 4(b)), the Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Maker shall make such deductions and (iii) the Maker shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

5.  Costs and Expenses. The Maker shall promptly pay all expenses in connection with the making and closing of the Loan Documents, including, without limitation, all charges for all report fees (including property condition, structural, engineering and termite), title examination, title insurance and survey, appraisal, recording and filing fees, inspection fees, mortgage and documentary stamp taxes and mortgage recording taxes and fees, if any, note intangible taxes, if any, costs of tax lien searches, brokerage fees and commissions, the reasonable fees and costs charged by Holder’s counsel (including Holder’s local counsel, if any), all of Holder’s out-of-pocket expenses in connection with the Loan Documents and the Debt, and to pay interest (accrued at the Interest Rate) on any escrowed funds held overnight. The Maker covenants to pay all amounts required to be paid by the Maker under this Section 5 within ten (10) days after written demand by the Holder.

6.  Event of Default; Default Interest; Late Charge. Upon the occurrence of an Event of Default, (a) the Debt shall become due and payable, and (b) the Interest Rate shall increase by three percent (3.00%) per annum. Maker will also pay to Holder, after an Event of Default occurs, in addition to the amount due, all reasonable costs of collecting, securing, or attempting to collect or secure this Note or any other Loan Document, including, without limitation, court costs and reasonable attorneys’ fees (including reasonable attorneys’ fees on any appeal by either Maker or Holder and in any bankruptcy proceedings).

7.  Representations and Warranties. Maker represents and warrants to Holder as of the Closing Date and as of each date on which an additional Advance is made hereunder as follows:

(a)	Organization. Maker (a) is a duly organized and validly existing corporation in good standing under the laws of the State of California, (b) is duly qualified to do business in each jurisdiction in which the nature of its business or the Mortgaged Property makes such qualification necessary, (c) has the requisite power and authority to carry on its business as now being conducted, and (d) has the requisite power to execute and deliver, and perform its obligations under, the Loan Documents.

(b)
Authorization. The execution and delivery by Maker of the Loan Documents, Maker’s performance of its obligations thereunder and the creation of the liens provided for in the Loan Documents (a) have been duly authorized by all requisite action on the part of Maker, (b) will not violate any provision of any applicable legal requirements, and (c) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien of any nature whatsoever upon any of the property or assets of Maker pursuant to, any indenture or agreement or instrument. Except for those obtained or filed on or prior to the Closing Date, Maker is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any governmental authority in connection with or as a condition to the execution, delivery or performance of the Loan Documents. The Loan Documents to which Maker is a party have been duly executed and delivered by the Maker.

(c)
Enforceability. The Loan Documents executed by Maker are the legal, valid and binding obligations of Maker, enforceable against Maker in accordance with their terms, subject only to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles. Such Loan Documents are, as of the Closing Date, not subject to any right of rescission, set-off, counterclaim or defense by Maker, including the defense of usury.

(d)
Litigation. There are no actions, suits or proceedings at law or in equity by or before any governmental authority or other agency now pending and served or, to Maker’s knowledge, threatened, involving or concerning Maker or the Mortgaged Property.

(e)
Full and Accurate Disclosure. No statement of fact made by or on behalf of Maker in the Loan Documents or in any other document or certificate delivered to Holder by Maker contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Maker which has not been disclosed to Holder which materially adversely affects, nor as far as Maker can foresee, might materially adversely affect the business, operations or condition (financial or otherwise) of Maker. Maker has not incurred any obligation or liability, contingent or otherwise, not reflected in such financial data which might materially adversely affect its business operations or the Mortgaged Property.

(f)
Compliance. To Maker’s knowledge, Maker, the Mortgaged Property and Maker’s use thereof and operations thereat comply in all material respects with all applicable legal requirements. Maker has obtained (in its own name) all permits necessary to use and operate the Mortgaged Property, and all such permits are in full force and effect.

(g)	Not Foreign Person. Maker is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

(h)
Investment Company Act; Public Utility Holding Company Act.  Maker is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

(i)
Title to the Mortgaged Property; Liens. Maker owns good, indefeasible, marketable and insurable title to the Mortgaged Property, free and clear of all liens, other than the liens contemplated by the Loan Documents. The Deed of Trust creates a valid and enforceable first lien on the Mortgaged Property. and a valid and enforceable first priority security interest in the personal property constituting part of the Mortgaged Property, subject to no Liens other than the Permitted Encumbrances.

(j)
Condemnation. No taking has been commenced or, to Maker’s knowledge, is contemplated with respect to all or any portion of the Mortgaged Property or for the relocation of roadways providing access to the Mortgaged Property.

(k)	Utilities and Public Access. The Mortgaged Property has adequate rights of access to public ways and is served by all utilities required for the current use thereof.

(l)
Physical Condition. The Mortgaged Property is free of material structural defects and all building systems contained therein are in good working order in all material respects subject to ordinary wear and tear.

(m)
Title Insurance. The Mortgaged Property is covered by an American Land Title Association mortgagee’s title insurance policy insuring a valid first lien on the Mortgaged Property, which (a) is in full force and effect, (b) is freely assignable to and will inure to the benefit of Holder, (c) has been paid in full, (d) is issued by a title company licensed in the State where the Mortgaged Property is located, (e) has had no claims made against it, (f) contains no exclusions for (i) access or (ii) survey, and (g) lists only the security interests related to this transaction as exceptions.

8.    Covenants.

Maker covenants and agrees that, from the Closing Date and until payment in full of the Debt:

(a)
Compliance with Legal Requirements; Impositions and Other Claims; Contests. Maker shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises necessary for the conduct of its business and comply in all respects with all applicable legal requirements, contracts, permits, and private covenants, conditions and restrictions that at any time apply to Maker or the Mortgaged Property. Maker shall notify Holder promptly of any written notice or order that Maker receives from any governmental authority relating to Maker’s failure to comply with such applicable legal requirements.

(b)
Maintenance; Waste; Alterations. Maker shall at all times keep the Mortgaged Property in good repair, working order and condition, except for reasonable wear and use. Maker shall not permit improvements, equipment or inventory to be removed or demolished or otherwise altered (provided, however, that Maker may remove, demolish or alter worn out or obsolete improvements, equipment and inventory that are promptly replaced with improvements, equipment or inventory, as applicable, of equivalent value and functionality). Maker shall not perform any material alteration unless approved in writing by Holder in Holder’s reasonable discretion. Maker shall reimburse Holder for all actual costs and expenses incurred by Holder, including the fees charged by any professional engaged by Holder in connection with any such material alteration.

(c)
Access to Mortgaged Property and Records. Maker shall permit agents, representatives and employees of Holder (at Holder’s cost and expense if no Event of Default has occurred), to inspect (a) the Mortgaged Property or any part thereof, and (b) such books, records and accounts of Maker and to make such copies or extracts thereof as Holder shall desire, in each case at such reasonable times as may be requested by Holder upon reasonable advance notice, subject to the rights of tenants under leases.

(d)
Financial and Other Reporting. Maker shall keep and maintain or shall cause to be kept and maintained, on a fiscal year basis, in accordance with generally accepted accounting principles consistently applied, books, records and accounts. Maker shall furnish to Holder: (i) annually within ninety (90) days following the end of each fiscal year, a copy of Maker’s audited financial statements for such period and (ii) on a weekly basis within seven (7) days of the end of each calendar week, a reasonably detailed statement of cash flows, together with such reasonable supporting documentation and such other information or reports as shall be requested by Holder.

All financial statements and other documents to be delivered pursuant to this Agreement shall (A) be in form and substance acceptable to Holder in its reasonable discretion, (B) be prepared in accordance with generally accepted accounting principles consistently applied, and (C) be certified by Maker as being true, correct, complete and accurate in all material respects and fairly reflecting the results of operations and financial condition of Maker for the relevant period, as applicable.

(e)
Place of Business; State of Organization. Maker shall not change its (a) principal place of business or place where its books and records are kept, or (b) the jurisdiction in which it is organized, in each case without giving Holder at least thirty (30) days’ prior written notice thereof and promptly providing Holder such information as Holder may reasonably request in connection therewith.

(f)
Zoning; Joint Assessment. Maker shall not materially change the Mortgaged Property’s use or initiate, join in or consent to any (a) change in any private restrictive covenant, zoning ordinance or other public or private restrictions limiting or defining the Mortgaged Property’s uses or any part thereof, except those necessary in connection with the uses permitted pursuant to this Agreement, or (b) joint assessment of the Mortgaged Property with any other real or personal property.

9.   Events of Default.

The occurrence of one or more of the following events shall be an “Event of Default” hereunder:

(a) if Maker fails to (i) make any scheduled payment of principal, interest, or any amounts due under this Note on any Payment Date (including all amounts due on the Maturity Date) and, in the case of any payment to be made on a Payment Date other than the Maturity Date, such failure continues for three (3) Business Days after such Payment Date, or (ii) pay any other amount payable pursuant to the Loan Documents within five (5) days after written notice from Holder;

(b) if Maker fails to pay the outstanding Debt on the Maturity Date;

(c) if any representation or warranty made herein or in any other Loan Document, or in any report, certificate, financial statement or other Instrument, agreement or document furnished by Maker in connection with this Note or any other Loan Document shall be false in any material respect as of the date such representation or warranty was made or remade and, in the case of any such representation or warranty which may be corrected, has not been corrected within thirty (30) days after written notice from Holder;

(d) the consent by any the Maker to the appointment of a conservator or receiver or liquidator or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities, or similar proceedings of or relating to the Maker or relating to all or substantially all of its property; or the failure by Maker generally to pay its debts as they become due, files a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspends payment of its obligations;

(e) the failure of Maker to obtain dismissal or a stay within 60 days of the commencement of or the filing by Maker of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against Maker in any proceeding against Maker seeking (i) reorganization, liquidation, dissolution or similar relief under any statute, law or regulation or (ii) the appointment of a trustee, liquidator, receiver or similar official of Maker or of all or any substantial part of Maker’s assets;

(f) the failure of Maker to maintain the insurance required pursuant to the Loan Documents; or

(g) a default shall be continuing under any of the other obligations, agreements, undertakings, terms, covenants, provisions or conditions of this Note, or under any other Loan Document, for ten (10) days after notice to Maker, in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after written notice, in the case of any other default (unless otherwise provided herein or in such other Loan Document).

10.     Method and Place of Payments; Application of Payments; Maker Obligations Absolute.

(a) Except as otherwise specifically provided herein, all payments under this Note and the other Loan Documents shall be made to Holder not later than 12:00 noon, New York City time, on the date when due, and shall be made in lawful currency of the United States of America in immediately available funds to an address specified to Maker by Holder in writing, and any funds received by Holder after such time, for all purposes hereof, shall be deemed to have been paid on the next succeeding Business Day.

(b) All proceeds of payment, including any payment or recovery on the Mortgaged Property, shall be applied to the Debt in such order and in such manner as Holder shall elect in Holder’s discretion.

(c) Except as specifically set forth in any Loan Document, all sums payable by Maker under any Loan Document shall be paid without notice, demand, counterclaim (other than mandatory counterclaims), setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction.

11.  Security. The obligations of Maker under this Note are secured by, among other things, the Deed of Trust granted in favor of Holder by Maker and encumbering or affecting the Mortgaged Property.

12.  Waivers. With respect to the amounts due pursuant to this Note or any other Loan Document, Maker waives the following: (a) all rights of exemption of property from levy or sale under execution or other process for the collection of debts under the Constitution or laws of the United States or any State thereof; (b) demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of protest, notice of intent to accelerate, notice of acceleration, suit against any party, diligence in collection of this Note and in the handling of securities at any time existing in connection herewith, and all other requirements necessary to enforce this Note except for notices required by governmental authorities; and (c) any further receipt by Holder or acknowledgment by Holder of any collateral now or hereafter deposited as security for the Loan.

13.  Usury Savings Clause. This Note and the other Loan Documents are subject to the express condition that at no time shall Maker be obligated or required to pay interest on the Debt at a rate which could subject Holder to either civil or criminal liability as a result of being in excess of the maximum rate of interest designated by applicable laws relating to payment of interest and usury (the “Maximum Amount”). If, by the terms of this Note or the other Loan Documents, Maker is at any time required or obligated to pay interest on the Debt at a rate in excess of the Maximum Amount, the Interest Rate shall be deemed to be immediately reduced to the Maximum Amount and all previous payments in excess of the Maximum Amount shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Holder for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Amount from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

14.  Modifications; Remedies Cumulative; Setoffs. Holder shall not by any act, delay, omission or otherwise be deemed to have modified, amended, waived, extended, discharged or terminated any of its rights or remedies, and no modification, amendment, waiver, extension, discharge or termination of any kind shall be valid unless in writing and signed by Holder and Maker. All rights and remedies of Holder under the terms of this Note and applicable statutes or rules of law shall be cumulative, and may be exercised successively or concurrently. Maker agrees that there are no defenses, equities or setoffs with respect to the obligations set forth herein as of the date hereof, and to the extent any such defenses, equities, or setoffs may exist, the same are hereby expressly released, forgiven, waived and forever discharged.

15. Delay Not a Waiver. Neither any failure nor any delay on the part of Holder in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under any Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Holder shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under any Loan Document, or to declare a default for failure to effect prompt payment of any such other amount.

16.  Severability. If any provision of this Note shall be held invalid by a court of competent jurisdiction, such invalidation shall not effect the enforceability of the remaining provisions of this Note.

17. Release. Holder may, at its option, release any Mortgaged Property given to secure the Debt, and no such release shall impair the obligations of Maker to Holder.

18.  Governing Law. This Note and each of the other Loan Documents shall be interpreted and enforced according to the laws of the state where the Mortgaged Property is located (without giving effect to rules regarding conflict of laws).

19.  Venue. Maker hereby consents and submits to the exclusive jurisdiction and venue of any state or federal court sitting in the county and state where the Mortgaged Property is located with respect to any legal action or proceeding arising with respect to the Loan Documents and waives all objections which it may have to such jurisdiction and venue. Nothing herein shall, however, preclude or prevent Holder from bringing actions against Maker in any other jurisdiction as may be necessary to enforce or realize upon the security for the Loan provided in any of the Loan Documents.

20. Waiver of Jury Trial. MAKER AND HOLDER TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS NOTE OR THE OTHER LOAN DOCUMENTS. EACH OF MAKER AND HOLDER AGREES THAT THE OTHER MAY FILE A COPY OF THIS WAIVER WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT OF THE OTHER IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY, AND THAT, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN MAKER AND HOLDER SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

21.  Sales and Assignments. Holder may assign, sell, securitize, participate, pledge and/or otherwise transfer all or any portion of Holder’s right, title and interest in, to and under this Note and/or the other Loan Documents in one or more transactions.

22. Due on Sale; Due on Encumbrance. Maker understands that in making the Loan, Holder is relying to a material extent upon the business expertise and/or net worth of

Maker and, its partners, members, officers or principals and upon the continuing interest which Maker or its partners, members, officers or principals will have in the Mortgaged Property and in Maker, respectively. Therefore, Maker agrees that it will not allow any conveyance, transfer, sale, lease, assignment or lien, whether by operation of law or otherwise, of, on or affecting all or any portion of the Mortgaged Property, to occur. Maker further agrees that a violation of the previous sentence may significantly and materially alter or reduce Holder’s security for this Note. Accordingly, in the event that a violation of the second proceeding sentence occurs, then the same shall be deemed to increase the risk of Holder and Holder may then, or at any time thereafter, declare the entire Debt immediately due and payable.

[Signatures Commence on the Following Page]

IN WITNESS WHEREOF, Maker has caused this Note to be properly executed as of the date first above written and has authorized this Note to be dated as of the day and year first above written.

  MAKER:

  ZAP, a California corporation

By:  /s/ Steven Schneider

Name: Steven Schneider

Title:  CEO

Acknowledged and, solely with respect to its obligations set forth in paragraph 2 of this Note, agreed:

HOLDER: AL YOUSUF, LLC By: /s/ Eqbal Al Yousuf Name: Eqbal Al Yousuf Title: President

EXHIBIT A

DEFINITIONS

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City, New York.

“Closing Date” means July 30, 2008.

“Deed of Trust” means that certain Deed of Trust, dated July 30, 2008, granted by Zap, in favor of Fidelity National Title Company, as trustee, for the benefit of Al Yousuf LLC.

“Excluded Taxes” means, with respect to the Holder, Taxes which are both (a) imposed by the jurisdiction in which the Holder is organized, a taxing authority thereof or therein or by a taxing authority of any other jurisdiction as a result of the Holder’s doing business or maintaining an office in such jurisdiction (other than such Taxes that would not have been imposed but for (i) the Holder having executed, or enforced, a Loan Document or (ii) any of the transactions contemplated herein or in the other Loan Documents) and also (b) imposed on, based on or measured by net income, capital or net worth of the Holder (other than Taxes that are, or are in the nature of, sales, use, rental, property or value added or similar taxes).

“Interest Accrual Period” means, initially, the period commencing on the date that funds are delivered by Holder to the escrow company, Fidelity National Title Company, and continuing to and including the calendar day preceding the next Payment Date, and thereafter each period running from and including a Payment Date to and including the calendar day preceding the next Payment Date during the term of the Loan.

“LIBOR” means, with respect to any Interest Accrual Period, the rate per annum (rounded upwards, if necessary, to the nearest one-sixteenth (1/16th) of one percent (1%)) reported on the day that is two (2) LIBOR Business Days prior to the thirtieth (30th) day of the month during which the applicable Interest Accrual Period begins by the British Bankers Association as the non-reserve adjusted London Interbank Offered Rate for U.S. dollar deposits having a one (1) month term and in an amount of $1,000,000.00 or more (all as determined by Holder in its sole but good faith discretion). In the event that (i) more than one such rate is provided, the average of such rates shall apply, or (ii) no such rate is published, then LIBOR shall be determined from such comparable financial reporting company as Holder in its sole but good faith discretion shall determine. LIBOR for any Interest Accrual Period shall be adjusted from time to time by increasing the rate thereof to compensate Holder for any aggregate reserve requirements (including, without limitation, all basic, supplemental, marginal and other reserve requirements and taking into account any transitional adjustments or other scheduled changes in reserve requirements during any Interest Accrual Period) which are required to be maintained by Holder with respect to “Eurocurrency Liabilities” (as presently defined in Regulation D of the Board of Governors of the Federal Reserve System) of the same term under Regulation D, or any other regulations of a governmental authority having jurisdiction over Holder of similar effect. The establishment of LIBOR by Holder and the Holder’s calculation of the rate of interest applicable to this Note shall, in the absence of manifest error, be final and binding.

“LIBOR Business Day” means any day on which banks are open for dealing in foreign currency and exchange in London, England.

“Loan Documents” means (i) the Promissory Note, (ii) the Deed of Trust, and (iii) the UCC-1 financing statements to be filed against Zap, as debtor.

“Maturity Date” means February 28, 2010.

“Mortgaged Property” means that property described on Exhibit A to the Deed of Trust.

“Taxes” means all income, gross receipts, rental, franchise, excise, occupational, capital, value added, sales, use, ad valorem (real and personal), property (real and personal) and excise taxes, fees, levies, imposts, charges or withholdings of any nature whatsoever, together with any assessments, penalties, fines, additions to tax and interest thereon, howsoever imposed (whether imposed upon the Maker, the Holder, or all or any portion of the Mortgaged Property or otherwise), by any governmental authority or other taxing authority in the United States or by any foreign government, foreign governmental subdivision or other foreign or international taxing authority.

“U.S. Governmental Authority” means any federal, state or local government, authority, agency, central bank, quasi-governmental authority, court or other body or entity, and any arbitrator with authority to bind a party at law.